As filed with the Securities and Exchange Commission on July 7, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ANIKA THERAPEUTICS, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-3145961
(State or other jurisdiction of	(I.R.S. Employer Identification No.
Incorporation or organization)

32 Wiggins Avenue
Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip code)

2017 Omnibus Incentive Plan

(Full title of the plan)

Charles H. Sherwood, Ph.D.

President and Chief Executive Officer

Anika Therapeutics, Inc.

32 Wiggins Avenue

Bedford, MA 01730

(781) 457-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark L. Johnson

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111

(617) 261-3260

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.01 par value per share	1,200,000	$49.03	$58,836,000	$6,819.10

(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on June 29, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given by Anika Therapeutics, Inc. (the “Company”) to participants in the Company’s 2017 Omnibus Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company to participants in the Company’s 2017 Omnibus Incentive Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this registration statement:

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	all other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)	the description of the Company’s common stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the respective dates of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

K&L Gates LLP has opined as to the legality of the shares of common stock being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving:

(a)	a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)	improper distributions; and

(d)	transactions from which the director derived an improper personal benefit.

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Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual:

(a)	(i) acted in good faith, (ii) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; or

(b)	engaged in conduct for which he or she would not be liable under the corporation’s articles of organization, as authorized by Section 2.02(b)(4) of the MBCA.

Section 8.56 of the MBCA permits a corporation to indemnify an officer to the same extent as a director, and to such further extent as may be provided in the corporation’s articles of organization or by-laws, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Indemnification may not be made under Section 8.51 of the MBCA until a determination has been made that such indemnification is permissible because the director has met the relevant standard of conduct. Under Section 8.55 of the MBCA, that determination must be made by (i) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (ii) special legal counsel, or (iii) the shareholders of the corporation.

Under Sections 8.53 and 8.56 of the MBCA, a corporation may pay for or reimburse reasonable expenses prior to the final disposition of a proceeding involving a director or officer, provided that the director or officer has delivered a written undertaking of his or her good faith that he or she has met the relevant standard of conduct necessary for indemnification, and a written undertaking to repay the funds if he or she is determined not to have met the relevant standard of conduct.

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Sections 8.54 and 8.56(c) of the MBCA provide that a court may direct a corporation to indemnify a director or officer if the court determines that:

(a)	the director or officer is entitled to mandatory indemnification under the MBCA;

(b)	the director or officer is entitled to indemnification pursuant to a provision in the corporation’s articles of organization or bylaws or in a contract or a board or shareholder resolution; or

(c)	it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

Article 6A of the Company’s Restated Articles of Organization, as amended (the “Articles of Organization”), provides that: except to the extent the MBCA prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Article 6B of the Articles of Organization provides that the Company shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the Company (each such person being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by Indemnitee or on the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that the Indemnitee’s action was in the best interests of the Company or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. The Company shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Company.

Article 6B of the Articles of Organization provides that the Company shall pay expenses incurred in defending any action, suit, proceeding or investigation in advance of its final disposition, if the Company does not assume the defense of the Indemnitee, subject to receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that such Indemnitee is not entitled to indemnification under the Articles of Organization.

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Article 6B of the Articles of Organization further provides that no indemnification or advancement of expenses may be made if such Indemnitee did not act in good faith in the reasonable belief that the Indemnitee’s action was in the best interests of the Company. Such determination shall be made in each instance by:

(a)	a majority vote of a quorum of the directors of the Company;

(b)	a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of shareholders who are not at that time parties to the action, suit or proceeding in question;

(c)	independent legal counsel (who may be regular legal counsel to the Company); or

(d)	a court of competent jurisdiction.

The Company carries directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

	Restated Articles of Organization, as amended, of Anika Therapeutics, Inc. (with date of filing with Secretary of State of the Commonwealth of Massachusetts):
3.1a	Restated Articles of Organization (April 29, 1993)		10-K	March 13, 2015	3.1a
3.1b	Certificate of Correction (November 10, 1993)		10-K	March 13, 2015	3.1b
3.1c	Certificate of Vote of Directors Establishing a Series of a Class of Stock (May 18, 1995)		10-K	March 13, 2015	3.1c
3.1d	Articles of Amendment (January 9, 1997)		10-QSB	January 14, 1997	3.1
3.1e	Certificate of Vote of Directors Establishing a Series of a Class of Stock (April 7, 1998)		10-K	March 13, 2015	3.1e
3.1f	Articles of Amendment (June 3, 1998)		10-QSB	August 13, 1998	3.1
3.1g	Articles of Amendment (April 4, 2008)		10-K	March 9, 2009	3.7
3.1h	Articles of Amendment (June 8, 2016)		10-Q	August 1, 2016	3.1h
3.2	Amended and Restated Bylaws of Anika Therapeutics, Inc.		10-Q	August 14, 2002	3.6
5.1	Opinion of K&L Gates LLP	X
23.1	Consent of PricewaterhouseCoopers LLP	X
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	X
24.1	Power of Attorney of the directors and principal executive and accounting officers of Anika Therapeutics, Inc. (included on the signature page)	X
99.1	Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.1
99.2	Form of Notice of Grant of Incentive Stock Option, including Terms and Conditions of Stock Option, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.2
99.3	Form of Notice of Grant of Nonqualified Stock Option, including Terms and Conditions of Stock Option, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.3
99.4	Form of Notice of Grant of Restricted Stock Award, including Terms and Conditions of Restricted Stock Award, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.4
99.5	Form of Terms and Conditions of Restricted Stock Unit , including Terms and Conditions of Restricted Stock Unit, under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.5

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Item 9. Undertakings

1.	The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, as of June 13, 2017.

ANIKA THERAPEUTICS, INC.

/s/ Charles H. Sherwood, Ph.D.
Charles H. Sherwood, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles H. Sherwood, Ph.D. and Sylvia Cheung, and each or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, as of June 13, 2017.

Signature	Title

/s/ Charles H. Sherwood, Ph.D.
Charles H. Sherwood, Ph.D.	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Sylvia Cheung
Sylvia Cheung	Chief Financial Officer and Treasurer
(Principal Accounting and Financial Officer)

/s/ Joseph L. Bower
Joseph L. Bower	Director

/s/ Raymond J. Land
Raymond J. Land	Director

/s/ Glenn R. Larsen, Ph.D.
Glenn R. Larsen, Ph.D.	Director

/s/ Jeffery S. Thompson
Jeffery S. Thompson	Director

/s/ Steven E. Wheeler
Steven E. Wheeler	Director

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Exhibit Index

			Incorporated by Reference
Exhibit Number	Description	Filed Herewith	Form	Filing Date with SEC	Exhibit Number

	Restated Articles of Organization, as amended, of Anika Therapeutics, Inc. (with date of filing with Secretary of State of the Commonwealth of Massachusetts):
3.1a	Restated Articles of Organization (April 29, 1993)		10-K	March 13, 2015	3.1a
3.1b	Certificate of Correction (November 10, 1993)		10-K	March 13, 2015	3.1b
3.1c	Certificate of Vote of Directors Establishing a Series of a Class of Stock (May 18, 1995)		10-K	March 13, 2015	3.1c
3.1d	Articles of Amendment (January 9, 1997)		10-QSB	January 14, 1997	3.1
3.1e	Certificate of Vote of Directors Establishing a Series of a Class of Stock (April 7, 1998)		10-K	March 13, 2015	3.1e
3.1f	Articles of Amendment (June 3, 1998)		10-QSB	August 13, 1998	3.1
3.1g	Articles of Amendment (April 4, 2008)		10-K	March 9, 2009	3.7
3.1h	Articles of Amendment (June 8, 2016)		10-Q	August 1, 2016	3.1h
3.2	Amended and Restated Bylaws of Anika Therapeutics, Inc.		10-Q	August 14, 2002	3.6
5.1	Opinion of K&L Gates LLP	X
23.1	Consent of PricewaterhouseCoopers LLP	X
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)	X
24.1	Power of Attorney of the directors and principal executive and accounting officers of Anika Therapeutics, Inc. (included on the signature page)	X
99.1	Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.1
99.2	Form of Notice of Grant of Incentive Stock Option, including Terms and Conditions of Stock Option, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.2
99.3	Form of Notice of Grant of Nonqualified Stock Option, including Terms and Conditions of Stock Option, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.3
99.4	Form of Notice of Grant of Restricted Stock Award, including Terms and Conditions of Restricted Stock Award, granted under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.4
99.5	Form of Terms and Conditions of Restricted Stock Unit , including Terms and Conditions of Restricted Stock Unit, under Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan		8-K	June 19, 2017	99.5

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